Exhibit 99.1

Polo Ralph Lauren Reports Fourth Quarter and Full Year Fiscal 2010 Results

•	Fourth Quarter Diluted EPS Increased 157% to $1.13; Fiscal 2010 Diluted EPS Rose 18% to $4.73
•	Fourth Quarter Sales Increased 9% and the Gross Profit Margin Expanded 720 Basis Points to a Record 59.0%
•	The Company Provides Fiscal 2011 Outlook
•	The Company’s Board of Directors Authorizes a New $275 Million Stock Repurchase Program

New York (May 19, 2010) – Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $114 million, or $1.13 per diluted share, for the fourth quarter of Fiscal 2010, compared to net income of $45 million, or $0.44 per diluted share, for the fourth quarter of Fiscal 2009.  Net income for Fiscal 2010 was $480 million, or $4.73 per diluted share, compared to net income of $406 million, or $4.01 per diluted share, for Fiscal 2009.

Results for the fourth quarter and full year Fiscal 2010 periods included 14 and 53 weeks, respectively, while the same periods in Fiscal 2009 included 13 and 52 weeks, respectively.  The 53rd week contributed approximately $70 million to fourth quarter and full year Fiscal 2010 net revenues.  Results for the fourth quarter of Fiscal 2009 include a $48 million pre-tax, non-cash asset impairment charge associated with store-related assets and a $21 million pre-tax restructuring charge.  Excluding these one-time charges, net income in the fourth quarter of Fiscal 2009 would have been $87 million and net income per diluted share would have been $0.86.  Similarly, excluding $55 million of pre-tax, non-cash impairment charges and $24 million of pre-tax restructuring charges, net income per diluted share for Fiscal 2009 would have been $4.50.

“Fiscal 2010 was a year of tremendous growth and progress for our Company,” said Ralph Lauren, Chairman and Chief Executive Officer.  “We successfully took control of our important Asian operations, we made great strides in the development of our accessories products and we opened several luxury stores in key global markets.  We achieved record earnings for the year in the context of the worst financial recession in my lifetime, a feat that not only speaks to the desirability of our products, the effectiveness of our marketing and merchandising efforts and the relevance of our strategy, but also to the incredible dedication and hard work of our employees worldwide.  Having traveled around the world over the last few months, I am inspired by what the future holds for us,” Mr. Lauren added.

“Our fourth quarter and full year results exceeded our expectations on virtually all operating metrics.  The resilient sales and strong profit performance are the direct result of years of consistent reinvestment in our business and intensely disciplined operational management,” said Roger Farah, President and Chief Operating Officer.  “After generating more than $900 million in cash from operating activities last year, and with more than $1.2 billion in cash and investments on our balance sheet, we are planning an aggressive acceleration of our investment in our growth initiatives during Fiscal 2011, particularly in international markets and with our direct to consumer efforts.”

Fourth Quarter and Full Year Fiscal 2010 Income Statement Review

Given the importance and prevalence of the concession shop model in the Company’s anticipated Asian expansion plans, during the fourth quarter of Fiscal 2010, the Company determined it appropriate to reclassify $198 million of net revenues and $8 million of operating income for the full fiscal year period to the retail segment from the wholesale segment.  The reclassification applies to the Company’s Japanese concession shop operations and reflects the direct selling, expense and inventory ownership dynamics of the concession shop model.  Prior period results have been restated to reflect the reclassification, which has no impact on previously reported consolidated net revenues, operating income or net income figures.  A reconciliation of the reclassification is provided in the “Other Information” section of this press release.

Net Revenues. Net revenues for the fourth quarter increased 9% to $1.3 billion, compared to $1.2 billion for the fourth quarter of Fiscal 2009.  The higher net revenues primarily reflect strong comparable store sales growth at the Company’s retail segment, the benefit of a 53rd week of sales and incremental revenues from newly transitioned Asian operations that were partially offset by a modest decline in wholesale revenues.

Net revenues for the full year Fiscal 2010 period declined 1% to $5.0 billion.  The decline in net revenues primarily reflects lower global wholesale shipment volumes that were partially offset by higher retail segment sales.

Excluding the 53rd week, net revenues for the fourth quarter would have risen 3% and net revenues for Fiscal 2010 would have declined 2%.

•
Wholesale Sales.  Wholesale sales declined 3% to $736 million, compared to $756 million in the fourth quarter of Fiscal 2009.  Lower global apparel shipments were partially offset by higher footwear sales.

For Fiscal 2010, wholesale revenues were $2.5 billion, 8% below Fiscal 2009.  Lower global apparel shipment volumes, particularly in the United States, were partially offset by the incremental benefit of Japanese childrenswear and golf apparel sales in the first half of the year and higher footwear sales.

•
Retail Sales.  Retail sales rose 31% to $554 million, compared to $422 million in the fourth quarter of Fiscal 2009, reflecting a substantial increase in comparable store sales at the Company’s freestanding stores worldwide, the benefit of a 53rd week of sales, the contribution from newly assumed Asian stores and concession shops and growth at RalphLauren.com.  Consolidated comparable store sales, which are presented on a 13-week to 13-week basis and include reclassified Japanese concession shops, increased 16%, reflecting 17% growth at Ralph Lauren stores, a 9% increase at factory stores and a 29% increase at Club Monaco stores.  RalphLauren.com sales increased 39% in the fourth quarter of Fiscal 2010.

Retail sales for Fiscal 2010 were up 9% to $2.3 billion compared to $2.1 billion in Fiscal 2009, reflecting higher comparable store sales at the Company’s international freestanding stores, growth at RalphLauren.com and the contribution from newly assumed Asian stores and concession shops that more than offset a reduction in comparable store sales at domestic freestanding stores.  Total comparable store sales for Fiscal 2010, which are presented on a 52-week to 52-week basis and include reclassified Japanese concession shops, rose 1%, comprised of a 4% reduction at Ralph Lauren stores, a 1% increase at factory stores and 2% growth at Club Monaco stores.  RalphLauren.com sales grew 18% in Fiscal 2010.

•
Licensing.  Fourth quarter licensing royalties of $47 million were equivalent to those in the fourth quarter of Fiscal 2009.  Higher domestic product licensing revenues were offset by a decline in international licensing revenues related to the transition of certain Asian licenses and to lower home licensing revenues.

Licensing royalties for Fiscal 2010 declined 6% to $183 million from $195 million in Fiscal 2009.  Lower international licensing revenues related to the transition of certain Asian licenses and declines in fragrance and home licensing revenues more than offset higher domestic product licensing revenues.

Gross Profit.  Gross profit for the fourth quarter of Fiscal 2010 increased 24% to $789 million from $634 million in the fourth quarter of Fiscal 2009 and the gross profit rate rose 720 basis points to an all-time high of 59.0%. The substantial expansion in gross profit rate reflects improved wholesale and retail segment margins, and was primarily driven by disciplined inventory management that led to reduced markdowns in our retail stores, improved product mix across all channels and continued savings from supply chain initiatives.

Gross profit for Fiscal 2010 increased 6% to $2.9 billion compared to $2.7 billion in Fiscal 2009.  The gross profit rate for Fiscal 2010 was 58.2%, 380 basis points greater than the prior year and a record level for a fiscal year period, reflecting improved wholesale and retail segment margins.  Disciplined inventory management, which reduced markdowns in our retail stores, improved product mix across all channels and savings from sourcing and supply chain initiatives all contributed to gross margin expansion in Fiscal 2010.

Operating Expenses.  Operating expenses increased 4% in the fourth quarter of Fiscal 2010 to $618 million from $595 million in the fourth quarter of Fiscal 2009.  Operating expense margin was 46.2%, 240 basis points below the prior year period, which included $69 million of impairment and restructuring charges.  The growth in operating expenses reflects incremental expenses associated with business expansion and higher incentive compensation costs.

Operating expenses for Fiscal 2010 were $2.2 billion, 3% greater than Fiscal 2009. Operating expense margin was 44.0%, 150 basis points greater than Fiscal 2009, primarily due to lower sales, higher incentive compensation costs and incremental expenses associated with business expansion that were partially offset by lower advertising expense and Company-wide cost savings initiatives.

Operating Income.  Operating income for the fourth quarter of Fiscal 2010 increased 335% to $172 million from $40 million in the fourth quarter of Fiscal 2009 and the operating margin rose 960 basis points to 12.8%.  The improvement in operating income and margin rate is primarily attributable to the improved gross profit rate and to lower impairment and restructuring charges.

Fiscal 2010’s operating income of $707 million was 19% greater than Fiscal 2009 and the operating margin increased 230 basis points to 14.2%.  The growth in operating income and expansion of the operating margin reflects the higher gross profit rate and lower impairment and restructuring charges that were partially offset by incremental expenses associated with business expansion.

•
Wholesale Operating Income.  Wholesale operating income increased 10% to $183 million from $167 million in the fourth quarter of Fiscal 2009 and the wholesale operating margin rose 280 basis points to 24.9%.  The higher wholesale operating income and margin rate were primarily a result of improved wholesale segment gross profit rate due to favorable product mix and disciplined expense management.

Wholesale operating income declined 6% in Fiscal 2010 to $585 million from $620 million in Fiscal 2009.  Wholesale operating margin for Fiscal 2010 was 23.1%, 60 basis points greater than the 22.5% reported for Fiscal 2009.  The higher wholesale operating margin rate is primarily attributable to improved wholesale segment gross profit rate and disciplined expense management that was partially offset by expenses associated with business expansion.

•
Retail Operating Income.  Retail operating income was $18 million, or 3% of retail segment sales, compared to a loss of $77 million in the fourth quarter of Fiscal 2009, when the retail segment incurred significant impairment charges.  The marked improvement in retail segment profitability also reflects a substantial increase in comparable store sales and gross profit rate, primarily as a result of higher full-price sales, as well as disciplined operational management.  The improvement was partially offset by expenses related to newly assumed Asian operations.

Retail operating income increased 150% in Fiscal 2010 to $254 million from $102 million in Fiscal 2009, and retail operating margin was 11.2% compared to 4.9% in the prior year period.  The growth in retail operating income and the expansion in margin rate is a result of broad-based profit improvement across most retail concepts worldwide, primarily due to positive comparable store sales growth, higher full-price sales and disciplined inventory and operational management.  Lower impairment charges also contributed to Fiscal 2010’s improvement in retail segment operating income and margin rate.  The improvement was partially offset by expenses related to newly assumed Asian operations.

•
Licensing Operating Income.  Licensing operating income increased 36% to $34 million from $25 million in the fourth quarter of Fiscal 2009.  The improvement in licensing operating income reflects lower net costs due to the transition of formerly licensed Asian operations and higher domestic product license royalties that were partially offset by lower home licensing royalties.

Fiscal 2010 licensing operating income increased 4% to $107 million from $104 million in Fiscal 2009.  The improvement in licensing operating income reflects lower net costs due to the transition of formerly licensed Asian operations and higher domestic product licensing income that was partially offset by lower home licensing royalties.

Net Income and Diluted EPS.  Net income for the fourth quarter of Fiscal 2010 increased 156% to $114 million from $45 million in the fourth quarter of Fiscal 2009, and net income per diluted share increased 157% to $1.13 per share from $0.44 for the same time period.  The substantial growth in net income and net income per diluted share principally relates to the higher operating income discussed above that was partially offset by higher taxes compared to the fourth quarter of Fiscal 2009, when the Company had a net tax benefit.

Net income for Fiscal 2010 increased 18% to $480 million from $406 million in Fiscal 2009.  Net income per diluted share for Fiscal 2010 was $4.73, compared to $4.01 in Fiscal 2009.  The growth in net income and net income per diluted share is a function of the higher operating income discussed above.

Fourth Quarter and Full Year Fiscal 2010 Balance Sheet and Cash Flow Review

The Company ended Fiscal 2010 with $1.2 billion in cash and investments, a 44% increase from the $850 million in cash and investments at the end of Fiscal 2009.  Cash and investments net of debt (“net cash”) was $941 million at the end of Fiscal 2010, more than double the $443 million of net cash at the end of Fiscal 2009.  The fourth quarter ended with inventory down 4% to $504 million from $525 million in the fourth quarter of Fiscal 2009.  In Fiscal 2010, the Company’s return on equity was 18% and its return on investment was 33%.

Net cash provided by operating activities in Fiscal 2010 was $907 million, 17% greater than Fiscal 2009, reflecting higher net income and improved working capital management.  The Company had $201 million in capital expenditures in Fiscal 2010, compared to $185 million in the prior year period.  During the fourth quarter, the Company repurchased one million shares of Class A Common Stock, utilizing approximately $78 million of its authorized share repurchase programs.  During Fiscal 2010, the Company repurchased approximately 2.9 million shares of Class A Common Stock, utilizing approximately $216 million of its authorized share repurchase programs.  The Company has approximately $550 million remaining under its share repurchase programs, inclusive of a new $275 million authorization recently approved by the Company’s Board of Directors.

Global Retail Store Network

During the fourth quarter, the Company opened three directly operated freestanding stores, closed two directly operated freestanding stores and assumed control of 16 freestanding stores and 75 concession shop locations in Asia.  During Fiscal 2010, the Company opened 15 directly operated freestanding stores and closed seven directly operated freestanding stores.

At the end of the fourth quarter, the Company operated 631 freestanding stores and concession shop locations worldwide compared to 520 freestanding stores and concession shop locations at the end of Fiscal 2009.  The freestanding store network was comprised of 105 Ralph Lauren stores, 63 Club Monaco stores, 171 Polo factory stores and 11 Rugby stores, and the Company had 281 concession shop locations throughout Asia.  In addition to Company-operated locations, international licensing partners operated 63 Ralph Lauren stores and 60 Club Monaco stores and dedicated shops at the end of the fourth quarter.

Fiscal 2011 Outlook

In the first quarter of Fiscal 2011, the Company expects consolidated revenues to increase at a low double digit rate, including a net unfavorable foreign currency translation effect.  Wholesale revenues are expected to grow at a low double digit rate in the first quarter and comparable store sales are projected to increase by a high single digit rate. The Company expects the operating margin rate for the first quarter of Fiscal 2011 to be modestly above that in the comparable prior year period.

Fiscal 2011 is a 52-week period and compares to a 53-week duration for Fiscal 2010.  The Company currently expects consolidated revenues for Fiscal 2011 to increase by a mid single digit percentage, including a net unfavorable foreign currency translation effect. Based on an acceleration of its investment in international expansion and direct-to-consumer operations, the Company expects a low double digit operating margin rate for Fiscal 2011.  The full year Fiscal 2011 tax rate is estimated at 34%.  Capital expenditures are planned at approximately $280 million in Fiscal 2011.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, May 19, 2010, at 9:00 a.m. Eastern.  Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (913) 312-0857.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Fourth Quarter and Full Year 2010 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com.  A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, May 19, 2010 through 1:00 P.M. Eastern, Tuesday, May 25, 2010 by dialing (719) 457-0820 and entering passcode 7041028.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the federal securities laws.  Forward looking statements are made concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Polo Ralph Lauren
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262
SOURCE: Polo Ralph Lauren Corporation

POLO RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions)
(Unaudited)
	April 3,2010	March 28,2009
ASSETS
Current assets:
Cash and cash equivalents	$563.1	$481.2
Short-term investments	584.1	338.7
Accounts receivable, net of allowances	381.9	474.9
Inventories	504.0	525.1
Deferred tax assets	103.0	101.8
Prepaid expenses and other	139.7	135.0
Total current assets	2,275.8	2,056.7
Non-current investments	75.5	29.7
Property and equipment, net	697.2	651.6
Deferred tax assets	101.9	102.8
Goodwill	986.6	966.4
Intangible assets, net	363.2	348.9
Other assets	148.7	200.4
Total assets	$4,648.9	$4,356.5
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$149.8	$165.9
Income tax payable	37.8	35.9
Accrued expenses and other	559.7	472.3
Total current liabilities	747.3	674.1
Long-term debt	282.1	406.4
Non-current liability for unrecognized tax benefits	126.0	154.8
Other non-current liabilities	376.9	386.1
Total liabilities	1,532.3	1,621.4
Equity:
Common stock	1.2	1.1
Additional paid-in-capital	1,243.8	1,108.4
Retained earnings	2,915.3	2,465.5
Treasury stock, Class A, at cost	(1,197.7)	(966.7)
Accumulated other comprehensive income	154.0	126.8
Total equity	3,116.6	2,735.1
Total liabilities and equity	$4,648.9	$4,356.5

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 3, 2010	March 28, 2009
Wholesale Net Sales	$736.0	$756.0
Retail Net Sales	554.3	421.9
Net Sales	1,290.3	1,177.9
Licensing Revenue	46.8	46.5
Net Revenues	1,337.1	1,224.4
Cost of Goods Sold (a)	(547.7)	(590.0)
Gross Profit	789.4	634.4
Selling, General & Administrative Expenses (a)	(612.0)	(520.7)
Amortization of Intangible Assets	(6.0)	(5.2)
Impairment of Assets	-	(48.2)
Restructuring Charges	0.4	(20.8)
Total SG&A Expenses	(617.6)	(594.9)
Operating Income	171.8	39.5
Foreign Currency Gains (Losses)	0.7	4.2
Interest Expense	(5.4)	(6.2)
Interest and Other Income, Net	2.0	3.5
Equity in Income (Loss) of Equity-Method Investees	(1.7)	(2.4)
Income Before Provision for Income Taxes	167.4	38.6
Provision for Income Taxes	(53.3)	5.9
Net Income	$114.1	$44.5
Net Income Per Share - Basic	$1.16	$0.45
Net Income Per Share - Diluted	$1.13	$0.44
Weighted Average Shares Outstanding - Basic	98.2	99.1
Weighted Average Shares Outstanding - Diluted	100.9	100.8
Dividends declared per share	$0.10	$0.05
(a)Includes total depreciation expense of:	$(41.7)	$(41.1)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
(In millions, except per share data)
(Unaudited)
	Twelve Months Ended
	April 3, 2010	March 28, 2009
Wholesale Net Sales	$2,532.4	$2,749.5
Retail Net Sales	2,263.1	2,074.2
Net Sales	4,795.5	4,823.7
Licensing Revenue	183.4	195.2
Net Revenues	4,978.9	5,018.9
Cost of Goods Sold (a)	(2,079.8)	(2,288.2)
Gross Profit	2,899.1	2,730.7
Selling, General & Administrative Expenses (a)	(2,157.0)	(2,036.0)
Amortization of Intangible Assets	(21.7)	(20.2)
Impairment of Assets	(6.6)	(55.4)
Restructuring Charges	(6.9)	(23.6)
Total SG&A Expenses	(2,192.2)	(2,135.2)
Operating Income	706.9	595.5
Foreign Currency Gains (Losses)	(2.2)	1.6
Interest Expense	(22.2)	(26.6)
Interest and Other Income, Net	12.4	22.0
Equity in Income (Loss) of Equity-Method Investees	(5.6)	(5.0)
Income Before Provision for Income Taxes	689.3	587.5
Provision for Income Taxes	(209.8)	(181.5)
Net Income	$479.5	$406.0
Net Income Per Share - Basic	$4.85	$4.09

Net Income Per Share - Diluted	$4.73	$4.01
Weighted Average Shares Outstanding - Basic	98.9	99.2
Weighted Average Shares Outstanding - Diluted	101.3	101.3
Dividends declared per share	$0.30	$0.20
(a)Includes total depreciation expense of:	$(159.5)	$(164.2)

POLO RALPH LAUREN CORPORATION
OTHER INFORMATION
(In millions)
(Unaudited)

SEGMENT INFORMATION
The net revenues and operating income for the periods ended April 3, 2010 and March 28, 2009 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	April 3, 2010	March 28, 2009	April 3, 2010	March 28, 2009

Net revenues:
Wholesale	$736.0	$756.0	$2,532.4	$2,749.5
Retail	554.3	421.9	2,263.1	2,074.2
Licensing	46.8	46.5	183.4	195.2
Total Net Revenues	$1,337.1	$1,224.4	$4,978.9	$5,018.9
Operating Income (Loss):
Wholesale	$183.3	$167.1	$585.3	$619.9
Retail	18.4	(76.5)	254.1	101.6
Licensing	34.1	25.1	107.4	103.6
	235.8	115.7	946.8	825.1
Less:
Unallocated Corporate Expenses	(61.3)	(55.9)	(229.9)	(206.5)
Unallocated Restructuring Charges/Legal Charges	(2.7)	(20.3)	(10.0)	(23.1)
Total Operating Income	$171.8	$39.5	$706.9	$595.5

SEGMENT RECLASSIFICATION BRIDGE
The information set forth below reflects the adjustments made to reclassify segment level data related to the Company’s concession shop arrangements to its Retail segment from its Wholesale segment.

	Fiscal 2010	Fiscal 2009
Net revenues
Wholesale	$(197.8)	$(137.7)
Retail	197.8	137.7

Operating income/(loss)
Wholesale	$(7.9)	$6.6
Retail	7.9	(6.6)

Constant Currency Financial Measures
(In millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended April 3, 2010		Twelve Months Ended April 3, 2010
	As Reported	Constant Currency	As Reported	Constant Currency
Ralph Lauren Stores(a)	17%	16%	(4%)	(4%)
Factory Stores	9%	7%	1%	1%
Club Monaco	29%	29%	2%	2%
RalphLauren.com	39%	39%	18%	18%
Total	16%	14%	1%	2%

(a)	Includes comparable sales for concession shops.

Operating Segment Data

	Three Months Ended		Percent Change
	April 3, 2010	March 28, 2009	As Reported	Constant Currency
Wholesale Net Sales	$736.0	$756.0	(2.6%)	(4.1%)
Retail Net Sales	554.3	421.9	31.4%	29.4%
Net Sales	1,290.3	1,177.9	9.5%	7.9%
Licensing Revenue	46.8	46.5	0.6%	0.7%
Net Revenue	$1,337.1	$1,224.4	9.2%	7.6%

	Twelve Months Ended		Percent Change
	April 3, 2010	March 28, 2009	As Reported	Constant Currency
Wholesale Net Sales	$2,532.4	$2,749.5	(7.9%)	(7.8%)
Retail Net Sales	2,263.1	2,074.2	9.1%	8.4%
Net Sales	4,795.5	4,823.7	(0.6%)	(0.9%)
Licensing Revenue	183.4	195.2	(6.0%)	(6.4%)
Net Revenue	$4,978.9	$5,018.9	(0.8%)	(1.1%)

Polo Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP.